Exhibit 10.10

KERYX BIOPHARMACEUTICALS, INC.
RETENTION BONUS AWARD AGREEMENT
This Retention Bonus Award Agreement (this “Agreement”) is made and entered into on May 1, 2018 (the “Effective Date”), between Keryx Biopharmaceuticals, Inc. (the “Company”) and Christine Carberry (“Employee”).
WHEREAS, Employee occupies a key position with the Company and in order to ensure the continued effective conduct of the Company’s business, the Company desires to assure itself of the continuous services of Employee;
WHEREAS, Employee is a party to an employment agreement with the Company dated January 6, 2017 (as amended, the “Employment Agreement”); and
WHEREAS, the Company desires to offer Employee a retention bonus award to incentivize Employee to remain employed with the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.
Retention Bonus Award. Subject to Employee’s continued employment with the Company, the Company shall pay Employee a retention award in the amount of One Hundred and Fifty Thousand Dollars ($150,000) (the “Retention Award”) on March 1, 2019 (the “Payment Date”), subject to any and all applicable federal, state, local, foreign and/or other withholding taxes and all other authorized payroll deductions. Employee shall no longer be eligible for the Retention Award if Employee’s employment is terminated for any reason prior to the Payment Date. Notwithstanding the foregoing: (a) in the event that the Company terminates Employee’s employment without Cause (as defined in the Employment Agreement) or Employee resigns from employment with Good Reason (as defined in the Employment Agreement) prior to the Payment Date, then the Company shall pay Employee the Retention Award on the Payment Date; and (b) in the event that a Change in Control (as defined in the Employment Agreement) occurs prior to the Payment Date, then Employee shall become eligible for the Retention Award, and the Retention Award will be paid to Employee on the day immediately preceding the occurrence of a Change in Control.

2.
Change in Control Bonus Payment. In the event that a Change in Control (as defined in the Employment Agreement) occurs prior to the Payment Date and the Company terminates Employee’s employment without Cause (as defined in the Employment Agreement) or Employee resigns from employment with Good Reason (as defined in the Employment Agreement) within twelve (12) months following the Change in Control, then provided that Executive shall have executed and not revoked a general release of claims in a form satisfactory to the Company in accordance with the Employment Agreement, Employee shall become eligible for a bonus payment (the “Change in Control Bonus Payment”) equal to the target discretionary Annual Bonus (as defined in the Employment Agreement) for which Employee is eligible under the Employment Agreement (i.e., the percent of Base Salary stated in the Employment Agreement). Such Change in Control Bonus Payment shall be subject to any and all applicable federal, state, local, foreign and/or other withholding taxes and all other authorized payroll deductions. The Employee expressly acknowledges and agrees that the Change in Control Bonus Payment is in lieu of, and if triggered shall be a full substitute for, any severance benefit described in Section 8(b)(i)(B) of the Employment Agreement. In the event that Employee is eligible for the Change in Control Bonus Payment herein, Employee shall not be eligible for or entitled to any severance benefit described in Section 8(b)(i)(B) of the Employment Agreement.

3.
No Effect on Severance and Other Benefits. Other than as described in Section 2 above, this Agreement shall not affect Employee’s eligibility or entitlement to receive any benefits payable to Employee under any severance, change of control or similar plan, policy or agreement with the Company.

4.
Other Rights and Agreements. This Agreement does not create any employment rights not specifically set forth herein with respect to Employee. Employee’s employment remains at-will and can be terminated by the Company at any time and for any reason, with or without Cause. This Agreement contains the entire understanding of the Company and Employee with respect to the subject matter hereof.

5.
Confidentiality. Employee agrees that the matters described in this Agreement are highly confidential. Accordingly, Employee agrees and covenants that, except as required by applicable law, he or she shall not disclose the terms of this Agreement other than to his or her immediate family, lawyer and tax advisor, and that any such disclosure, revelation, publication, dissemination or discussion shall result in the immediate forfeiture of the Retention Award or Change in Control Bonus Payment, as applicable.

6.	Amendment. This Agreement may be amended or revised only by written agreement signed by the Company and Employee.

7.
Binding Effect. This Agreement shall be binding on the Employee and Employee’s executor, administrator and heirs, but may not be assigned by Employee. This Agreement may be transferred or assigned by the Company and shall be binding on the transferee or assignee. This Agreement shall automatically be transferred or assigned to and be binding upon any successor in interest to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

8.	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
Keryx Biopharmaceuticals, Inc.

By: /s/ Jodie P. Morrison
Name: Jodie P. Morrison
Title: Interim CEO

Christine Carberry, Chief Operating Officer

/s/ Christine A. Carberry
Signed Name

Christine A. Carberry
Printed Name